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Prospectus Supplement to Prospectus dated September 9, 2004
Registration No. 333-117628 Filed Pursuant to Rule 424(b)(3)

Unify Corporation

Supplement
To
Prospectus Dated September 9, 2004

        This is a Supplement to Unify Corporation's Prospectus, dated September 9, 2004, as supplemented, on September 14, 2004, December 13, 2004, February 25, 2005, and March 11, 2005 with respect to the offer and sale of up to 7,887,460 shares of Unify common stock, by the selling stockholders listed in the prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully.

        Unify is a global provider of enterprise software solutions to mid-size and large organizations. For more than 24 years, we have provided our 2,000 customers and 300 ISV partners around the world with productive and cost-effective application platform, database and application development solutions for building and deploying applications. Our software products and services enable businesses to rapidly, efficiently and seamlessly deliver applications that deliver the right information to the right people at the right time. Our software platform today gives organizations the ability to connect multiple data sources, quickly build forms-based applications, automate business processes and integrate disparate information to run, manage and optimize their business. By deploying Unify software, customers can increase revenue, enrich customer and citizen relationships, increase supply chain efficiencies and enhance operational effectiveness.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers:

        On April 1, 2005, The Company filed a Form 8-K reporting the resignation of Peter DiCorti, our Chief Financial Officer, effective the end of April, 2005.

        Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned "Where You Can Find More Information about Us."

The date of this Supplement is April 1, 2005.

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